Certain confidential information contained in this document, marked by [***], has been omitted because it is not material and would likely cause competitive harm to Cullinan Oncology, Inc. if publicly disclosed.

Exhibit 10.23

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made between Cullinan Oncology, Inc., a Delaware corporation (the “Company”), and Owen Hughes (the “Executive”). The Company together with the Executive shall be referred to as the “Parties”.

WHEREAS, the Parties entered into an Employment Agreement dated January 12, 2021 (the “Employment Agreement”), which superseded in all respects the prior employment agreement between the Parties dated May 1, 2017 (the “Prior Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and the Executive each retained the right to terminate the Executive’s employment by the Company without any breach of the Employment Agreement under the circumstances set forth in Section 3 of the Employment Agreement;

WHEREAS, the Executive’s employment will end on October 18, 2021 (the “Date of Termination”) pursuant to Section 3(d) of the Employment Agreement;

WHEREAS, if the Executive enters into, does not revoke and complies with this Agreement, the Executive will be eligible to receive the severance pay and benefits as described in this Agreement, as well as to continue his service relationship with the Company for a period of time after which his unvested equity awards will vest, all subject to the terms and conditions set forth in this Agreement;

WHEREAS, this Agreement is the “Separation Agreement” referred to in the Employment Agreement; and

WHEREAS, the Parties agree that this Agreement was enclosed with a “Notice of Termination”, and that such notice satisfies the Company’s obligations related to a Notice of Termination under Section 4(a) of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Ending of Employment. The Executive’s employment with the Company will end on the Date of Termination. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the Date of Termination. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. By entering into this Agreement, the Executive acknowledges and agrees that the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid to the Executive in connection with the ending of his employment and that he is not entitled to any other severance pay, benefits or equity rights, including without limitation pursuant to any severance plan, program or arrangement.

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2.
Accrued Obligations. The Executive acknowledges and agrees that in connection with the ending of his employment, and regardless of whether this Agreement becomes effective, the Company shall pay or provide to the Executive the following “Accrued Obligations”: (i) any Base Salary (as defined in the Employment Agreement) and any accrued but unused vacation, if applicable earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

In addition, regardless of whether this Agreement becomes effective, the Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover, including payment obligations.

3.
Severance Pay and Benefits and Accelerated Vesting In exchange for the Executive entering into, not revoking and complying with this Agreement, the Executive will be entitled to the following:
a.
the Company shall pay the Executive an amount equal to the sum of (A) twelve (12) months of the Executive’s Base Salary plus (B) $216,507, which is a pro-rata portion of the Target Bonus based on the Date of Termination;
b.
subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates;
c.
acceleration of Executive’s outstanding unvested equity interests as of the Effective Date (the “Accelerated Vesting”); and

(d) [***] proceeds (up to a maximum of [***] in proceeds) arising from the Subsidiary Monetization Event (as defined in the Company’s Cash Phantom Pool, as approved by the Board), related to [***]; provided the Subsidiary Monetization Event must occur on or prior to the one year anniversary of the Date of Termination.

The amounts payable under this Section 3, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months

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commencing on the first practicable payroll date following the Effective Date of this Agreement (as defined below); provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

4.
Continued Service as a Senior Advisor. If the Executive enters into, does not revoke and complies with this Agreement and notwithstanding the terms of the Employment Agreement, the Executive will have the option of continuing as a senior advisor until the earlier of: (i) the one year anniversary of the Date of Termination; or (ii) a date determined by the Company’s then CEO. While serving as a senior advisor, the Executive will continue to have a Service Relationship with the Company as defined in, and in accordance with, the terms of the applicable equity award agreements and equity incentive plan(s) (the “Equity Documents”). The Executive may exercise any vested stock options within the time period set forth in the Equity Documents during and following the ending of the Service Relationship. The Executive hereby resigns as an officer and/or director of all of the Company’s subsidiaries and affiliates and agrees to execute requested documentation associated with such resignations.
5.
General Release. In consideration for, among other terms, the Severance Pay and Benefits and Accelerated Vesting and the opportunity to continue his Service Relationship pursuant to Section 4, to which the Executive acknowledges that he would otherwise not be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims: related to the Executive’s employment by the Company or termination of employment; arising out of or relating to the Employment Agreement, the Prior Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment whether in contract or tort; of violation of public policy; of intentional, reckless, or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under state, federal or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the Massachusetts Fair Employment Practices Act; of whistleblower retaliation; of fraud; under any other federal, state or local statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; for wages, bonuses, incentive compensation, stock, stock options, vacation pay, severance allowances or entitlements, and any other compensation or benefits, either under the Massachusetts Wage Act, or otherwise; of slander, libel, defamation, disparagement, intentional infliction of emotional distress, personal injury, negligence or other torts; for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without

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limitation, any and all Claims against the Company in respect of any stock-based awards of any kind, and all Claims in his capacity as a Company stockholder arising up to and through the date that the Executive enters into this Agreement. The Executive understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, to Claims that cannot be released as a matter of law or to any rights to any indemnification and defense that the Executive has with the Company. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to unemployment compensation benefits or to workers’ compensation. The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.
6.
Return of Property. The Executive acknowledges and agrees that he is required to return all Company property to the Company pursuant to the Employee Confidentiality, Assignment and Nonsolicitation Agreement between the Executive and the Company (the “Restrictive Covenants Agreement”) upon the ending of his employment. By entering into this Agreement, the Executive confirms that he has returned to the Company all Company property, including, without limitation, any Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships, without deletion or alteration. After returning all Company property, the Executive agrees to delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination. The obligations under this Section 6 are supplemental to, and not in lieu of, the Executive’s obligations under the Restrictive Covenants Agreement.
7.
Communications; Non-Disparagement.
a.
The Executive agrees that he will not communicate about his departure with anyone until after the Company has made a formal announcement about the Executive’s departure through a company-wide communication (together, the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys and spouse about his departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. Once the Company has made the Company Announcement, the Executive agrees to limit any communications regarding his departure to statements consistent with the Company Announcement.
b.
Subject to Section 12, the Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of the Releasees. The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees. The Executive agrees that he shall not communicate in any way with the Company’s investors regarding the Company other than as is

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explicitly authorized by the Board or the Company’s new Chief Executive Officer.
8.
Noncompetition. In connection with the Executive’s separation from employment, and in order to protect the Company’s Proprietary Information (as defined in the Restrictive Covenants Agreement) and goodwill, the Executive agrees that for a period of one year following the Date of Termination, the Executive shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any Restricted Business. For purposes of this Agreement, “Restricted Business” shall mean (i) any business that has any compound in preclinical or clinical development with the same or similar mode of action to any clinical program that is in development at the Company or (ii) any business that, during the Executive’s employment, has engaged or is engaging in business development discussions with the Company on any mode of action between such business and the Company that have progressed to the non-binding term sheet stage. The Executive acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement.
9.
Cooperation. The Executive shall cooperate fully with the Company, including in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. The Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9.
10.
Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the Severance Pay and Benefits is conditioned on his full compliance with Sections 6 through 9 of this Agreement and the Restrictive Covenants Agreement. The Restrictive Covenants Agreement is incorporated by reference into this Agreement, and, together with Sections 6 through 9 of this Agreement, shall be referred to as the “Continuing Obligations”. In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate payments provided under this Agreement other than the Accrued Obligations. Such termination in the event of a breach by the Executive of the Continuing Obligations shall not affect the general release in Section 5 of this Agreement or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy

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for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, then the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorneys’ fees and costs associated with any such breach by the Executive.
11.
Absence of Reliance. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. In signing this Agreement, the Executive agrees that he is not relying upon any promise or representations made by anyone at or on behalf of the Company.
12.
Protected Disclosures. Nothing in this Agreement or otherwise limits the Executive’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge, claim or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”), provided that the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided further that nothing in this Agreement limits any right that the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission; or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency.
13.
Time for Consideration; Effective Date. The Company advises the Executive to consult with an attorney before entering into this Agreement. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily and knowingly entering into this Agreement. The Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days before executing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
14.
Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

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15.
Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, constitutes the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement and the Prior Agreement, provided that the Equity Documents shall continue to be in full force and effect.
16.
Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by either Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
17.
Taxes. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
18.
Section 409A. The Parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
19.
Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.
20.
Governing Law; Interpretation. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

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21.
Consent to Jurisdiction. The parties hereby consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
22.
Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
23.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

CULLINAN ONCOLOGY, INC.

By: /s/ Anthony Rosenberg

Name: Anthony Rosenberg

Title: Chairman, Board of Directors

Date: _11/1/21__________________________

EXECUTIVE:

/s/ Owen Hughes_________________________

Owen Hughes

Date: _10/17/21_________________________

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